Ex-16.1

December 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 10, 2002 of SynQuest, Inc. and are in agreement with the statements contained in Item 4(a) therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP